                                                                    NEWS RELEASE


Contact:  Paul S. Feeley                                For Release: Immediately
          SENIOR VICE PRESIDENT, TREASURER &
            CHIEF FINANCIAL OFFICER
          (617) 628-4000


                             CENTRAL BANCORP REPORTS
                           IMPROVED QUARTERLY EARNINGS

         SOMERVILLE, MASSACHUSETTS, August 3, 2005 - Central Bancorp, Inc. (NASDAQ:CEBK) today reported that its net income improved more than 55% to $706,000, or $.49 per diluted share, for the quarter ended June 30, 2005, from $454,000, or $.29 per diluted share, for the corresponding quarter in the prior fiscal year.

         A $452,000 increase in net interest and dividend income was the principal reason for the earnings improvement. This increase is reflective of the $37.8 million increase in average loans over the prior year comparable period along with a 13 basis point increase in net interest margin for the same period. Part of the reason for the margin improvement was the shift in the mix of interest-earning assets from short-term investments that carry a lower interest yield to loans and investment securities which typically have higher yields.

         Central Bancorp's Chairman, President & Chief Executive Officer, John
D. Doherty, commented, "We are very pleased with the positive results we reported for the first quarter of our current fiscal year, especially in view of the competitive banking environment and the uncertain economic climate. At June 30, 2005, our assets of nearly $532 million, our loans of over $402 million and our deposits of more than $339 million were all at record levels; and our stockholders' equity improved to over $39 million at June 30, 2005. Book value per share increased to $24.67 from $24.07 during the quarter. Asset quality continues to be outstanding with only one non-performing loan with a balance of $120 thousand.

         "As we recently announced, the Board of Directors increased the quarterly dividend by 50%, to $.18 per share, for payment on August 19 to holders of record as of August 5. Based on the closing price on the date of the announcement, the dividend yield was 2.72%."

                                   (CONTINUED)

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CENTRAL BANCORP, INC.
PAGE 2 OF 3

         Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating eight full service banking offices, a limited service high school branch in suburban Boston and a stand alone 24-hour automated teller machine in Somerville.

                           (SEE ACCOMPANYING TABLES.)


--------------------------------------------------------------------------------
THIS PRESS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS REGARDING ECONOMIC, LEGISLATIVE AND REGULATORY ISSUES THAT MAY IMPACT THE COMPANY'S EARNINGS IN FUTURE PERIODS. FACTORS THAT COULD CAUSE FUTURE RESULTS TO VARY MATERIALLY FROM CURRENT MANAGEMENT EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, REAL ESTATE VALUES AND COMPETITION; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES OR GUIDELINES; CHANGES IN LEGISLATION OR REGULATION; AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, REGULATORY AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S OPERATIONS, PRICING, PRODUCTS AND SERVICES.
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

CENTRAL BANCORP, INC.
PAGE 3 OF 3

                              CENTRAL BANCORP, INC.
                           CONSOLIDATED OPERATING DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 Quarter Ended
                                                                    June 30,
                                                        --------------------------------
                                                             2005              2004
                                                        --------------------------------
                                                                   (Unaudited)
Net interest and dividend income                           $ 4,159            $ 3,707
Provision for loan losses                                       50                 50
Net gain (loss) on sales and write-downs
  of investment securities                                     117                134
Gain on sale of loans                                           55                 63
Other non-interest income                                      322                251
Non-interest expenses                                        3,515              3,394
                                                           -------            -------
  Income before taxes                                        1,088                711
Provision for income taxes                                     382                257
                                                           -------            -------
  Net income                                               $   706            $   454
                                                           =======            =======
Earnings per share:
  Basic                                                    $   .50            $   .29
                                                           =======            =======
  Diluted                                                  $   .49            $   .29
                                                           =======            =======
Weighted average number of shares outstanding:
  Basic                                                      1,423              1,559
                                                           =======            =======
  Diluted                                                    1,429              1,573
                                                           =======            =======


                                                         CONSOLIDATED BALANCE SHEET DATA
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            JUNE 30,          March 31,
                                                             2005               2005
                                                        --------------------------------
Total assets                                              $ 531,863          $ 521,071
Investment securities available for sale                    105,518            108,616
Total loans (1)                                             402,681            388,603
Allowance for loan losses                                     3,731              3,681
Deposits                                                    339,488            333,215
Borrowings                                                  144,624            141,197
Subordinated debenture                                        5,258              5,258
Stockholders' equity                                         39,223             38,239
Book value per share                                          24.67              24.07

(1) Includes loans held for sale of $2,935 and $2,221 at June 30, 2005 and March 31, 2005, respectively.